Exhibit 99.2

December 5, 2006

Dear Fellow Employee:

Earlier today Bandag and Bridgestone Americas publicly announced the signing of a merger agreement by which Bridgestone Americas will acquire all of the outstanding shares of Bandag stock. Our expectation is that this transaction will close after the first of the year, probably in late first quarter or early second quarter 2007.

This news is unquestionably the most important change in Bandag’s history. It is exciting and probably surprising news. Most importantly, it is good news for Bandag, its employees, retirees and shareholders. This new relationship enables Bandag to position itself for continued prosperity in a changing marketplace. It is the powerful future that Bandag employees so rightly deserve.

With ever-increasing operating costs, customers today are less worried about the price of an individual tire and are more focused on comprehensive tire management solutions. To keep pace with the market and prepare for the future, it is critical that our business model continually evolve. The Bridgestone Group is the world’s largest manufacturer of quality tires and other rubber products. By combining our businesses, Bandag and Bridgestone Americas will better serve dealers and customers by offering a comprehensive tire maintenance solution, backed by a complete line of new and retread truck tire offerings, and capabilities in vehicle services. Ultimately, this business combination will provide customers with a total tire offering, a streamlined way to manage their needs throughout a tire’s life cycle.

No doubt, you and your family have many questions about how this business combination will affect you and your future. Many questions we are just not able to answer right now because the transaction must first be approved by Bandag shareholders and undergo regulatory review. Until that time, the two companies are limited by law in the steps they can take to integrate the businesses.

Let me assure you, however, of what we do know:

•	First, this is a transaction based on strengths…Bandag and Bridgestone are both leaders in their respective areas. Bandag’s strengths in retreading technology and our passion for serving customers will continue to flourish in a strategic new business unit that Bridgestone Americas is expected to create especially for the addition of our business to theirs. They, like us, have been in search of new ways to grow revenues and be more competitive in serving customers.

BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 - Url www.bandag.com

•	Second, this transaction is about opportunity, not about cost-cutting. As the marketplace has evolved, change has created a tremendous opportunity for Bandag and Bridgestone. Being part of Bridgestone Americas enables Bandag retreads and vehicle services, and Bridgestone truck and bus tires to enter a very competitive arena with a combined offering that can be adapted to markets all over the world.
•	Third, Bandag and its powerful brand will continue. The Bridgestone organization has tremendous respect for Bandag’s culture, its people, and its products and services. Our prospective new parent company has acknowledged that value, and we will be positioned and thrive as a major new business unit, operating under the Bandag name. By the way, when you look in the marketplace, you see that another venerable American tire brand still thrives under Bridgestone America’s stewardship – that, of course, is Firestone.
•	Fourth, joining these two organizations is a natural fit. In the US and Canada, Bandag and Bridgestone Americas share very similar distribution networks. Outside the U.S. and Canada, each of us has a global presence that will enable the combined company to identify and leverage potential synergies. Together our technological strengths, distribution networks, and the talents and skills of the people in each organization will continue to lead respective industries.

Those of you who know me well, know how much I admire and respect Bandag employees, both active and retired. My vision for this company has always been that the way we conduct our business is more important than what our business consists of. Every Bandag employee, past and present, has been integral to our impressive financial and industry success – but more importantly, we’ve become a unique family of sorts.

In order to ensure that this business will continue to thrive to support our family members, we needed to make the right change. The people at Bridgestone Americas know that, they share those kinds of values about people, and most of all, they really, really want Bandag to succeed. I am satisfied that we will succeed – and that we will continue to have a caring family helping us attain the satisfaction and rewards of growing an exciting new business by serving the customers we have come to know so well. God bless you one and all.

Sincerely,

Martin G. Carver
Chairman and CEO

In connection with the proposed combination of Bandag, Incorporated and Bridgestone Americas Holding, Inc. (the Merger), Bandag will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders, a proxy statement. Bandag shareholders are advised to read the proxy statement when it is finalized and distributed, because it will contain important information about the proposed Merger. Shareholders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Bandag, 2905 N. Hwy. 61 Muscatine, IA 52761, Attention: Corporate Secretary, telephone (563) 262-1260, or from Bandag’s website, www.bandag.com.

Bandag and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Bandag in favor of the proposed Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Bandag’s proxy statement. Information regarding certain of these persons and their beneficial ownership of Bandag common stock as of January 31, 2006, is also set forth in the Schedule 14A filed by Bandag with the SEC on April 17, 2006.